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                                                                      EXHIBIT 11


              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
              STAEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)

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
                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         1998           1997
                                                    --------------  ------------

Net income                                                 $12,074       $ 7,954
                                                           =======       =======

Basic:
  Weighted average common shares outstanding                55,537        51,997
                                                           =======       =======

  Net income per share                                     $   .22       $   .15
                                                           =======       =======

Diluted:
  Weighted average common shares outstanding                55,537        51,997
  Dilutive effects of stock options and warrants             5,442         5,899
                                                           -------       -------
  Weighted average common and
    common equivalent shares outstanding                    60,979        57,896
                                                           =======       =======

Net income per share                                       $   .20       $   .14
                                                           =======       =======
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